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                                                                    Exhibit 10.1
                                                                    ------------

                                    AGREEMENT

                  THIS AGREEMENT (this "Agreement") is made, entered into and effective as of September 25, 2000 (the "Retirement Date"), by and between Gliatech Inc. (the "Company"), located at 23420 Commerce Park Road, Cleveland, Ohio 44122 and Thomas O. Oesterling, Ph.D. ("Executive"), residing at 16940 Catsden Road, Chagrin Falls, Ohio 44023.

                                   WITNESSETH:

                  WHEREAS, prior to the Retirement Date Executive was a director of and the President and Chief Executive Officer of the Company;

                  WHEREAS, effective on the Retirement Date, Executive retired and resigned as a director and an employee of the Company, and from any and all offices of the Company, and any other position, office or directorship of any other entity for which Executive was serving at the request of the Company; and

                  WHEREAS, the Company accepts Executive's retirement and resignation as of the date referenced above; and

                  WHEREAS, the Company and Executive desire to set forth the payments and benefits that Executive will be entitled to receive from the Company in connection with his retirement and resignation from employment with the Company; and

                  WHEREAS, the Company and Executive wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Executive's retirement and resignation from the offices he held and from his employment with the Company.

                  NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:

         1. RETIREMENT AND RESIGNATION. Executive hereby retires from and resigns, effective on the Retirement Date, his employment with the Company and its subsidiaries and related or affiliated companies, and his position as President and Chief Executive Officer of the Company. Executive further resigns, effective on the Retirement Date: (a) as a director of the Company, (b) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (c) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (d) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company, and (e) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity")


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insofar as Executive is serving in the directorship, office, or position of the
Other Entity at the request of the Company. The Company hereby consents to and accepts said resignations.

         2. COMPENSATION AND BENEFITS. Subject to the conditions hereof, the Company and Executive agree to the following:

                  a. SEVERANCE COMPENSATION. As severance compensation, the Company shall pay Executive an amount equal to $870,000, which represents three times Executive's base salary in effect immediately before the Retirement Date. Such amount shall be paid as follows:

                           (i) $200,000 shall be paid to Executive on the day
                  after which Executive's right of revocation under Paragraph 5.c.(iv) of this Agreement expires; and

                           (ii) the remaining $670,000 shall be paid in 36
                  installments as follows: (A) the first installment, in the amount of $18,611.15, shall be paid on the day after the Executive's right of revocation under Paragraph 5.c.(iv) of this Agreement expires; and (B) the remaining 35 installments shall each be in the amount of $18,611.11 and shall be paid on a monthly basis on the last business day of each month commencing on the last business day of November 2000 and ending on the last business day of September 2003.

                  Notwithstanding anything herein to the contrary, any amounts payable to Executive under this Paragraph 2 shall be reduced by an amount equal to any remuneration paid to Executive (whether such remuneration is paid directly to Executive or to another person or entity on Executive's behalf) for services performed by Executive as an employee of, or consultant or advisor to, any entity.

                  b. STOCK OPTIONS. Executive has certain stock options that were granted to Executive prior to the Retirement Date. Except as otherwise provided in this Paragraph 2.b., Executive's eligibility to exercise such options is governed and will continue to be governed by the terms and conditions of the Company's Amended and Restated 1989 Stock Option Plan and the agreements previously entered into between the Company and Executive with respect to such stock options. Notwithstanding the foregoing, (i) any stock options that were granted to Executive as of the Retirement Date that are not vested shall continue to vest pursuant to the vesting schedule set forth in the agreements governing such stock options for a period of three years after the Retirement Date (the "Vesting Date"), and (ii), with respect to any stock options granted on or after July 21, 1992, Executive shall have until the earlier of (A) September 24, 2003 or (B) the expiration date of such stock option (as identified in the agreement evidencing such stock option) to exercise or forfeit these vested options, and each agreement evidencing any such stock option is hereby amended accordingly. Executive agrees and acknowledges that he is ineligible for any other stock options, grants or awards, and that he forfeits upon the Retirement Date any rights in or to any other stock option grants, including, without limitation, any right to vest after the Vesting Date in any stock options that are not already vested as of the Vesting Date.

                  c. MEDICAL COVERAGE. Executive and his eligible dependents shall be allowed to continue as a plan participant in the Company's group health plan (medical, dental and vision coverage) (the "Health Plan") for a period of three years following the Retirement



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Date (the "Benefit Period") on the same basis that the Company's active employees participate in such plan during that period. Executive agrees that such continued participation in the Health Plan will satisfy the Health Plan's obligation to provide Executive the right to continuation coverage under the Health Plan pursuant to federal law and that, as a result, Executive's (and his dependents') coverage under the Health Plan will terminate at the end of the Benefit Period.

                  d. PROFESSIONAL FEES. The Company and Executive acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Executive's retirement and resignation and all matters relating to the negotiation and execution of the releases and all other matters covered by this Agreement.

                  e. COMPANY BENEFIT PLANS. Except as provided above in Paragraph 2.c of this Agreement, Executive's post-Retirement Date eligibility for benefits, if any, as a past employee of the Company under the Company's retirement and welfare benefit plans shall be as set forth in the respective plan documents and shall be based on his employment termination on the Retirement Date, and his entitlement to benefits for the period of his participation therein shall be determined pursuant to the terms thereof.

                  f. BUSINESS EXPENSES. The Company will reimburse Executive for any reasonable business expenses incurred by Executive prior to the Retirement Date that are reimbursable pursuant to the Company's expense reimbursement policies.

                  g. VACATION PAY. Executive shall be paid for accrued but unused vacation time determined as of the Retirement Date, with such payment to be made within thirty days of the Retirement Date.

                  h. ACCRUED SALARY. Executive shall be paid in accordance with the Company's normal payroll cycle any base salary amount earned but unpaid as of the Retirement Date.

                  i. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. The Company shall maintain, for a period of not less than six years from the Retirement Date, the Company's current directors' and officers' liability insurance policy (or a successor policy providing substantially comparable coverage) to the extent that it provides coverage for events occurring prior to the Retirement Date.

                  j. WITHHOLDING. The Company shall withhold such amounts from the payments described herein as are required by applicable tax or other law.

         3.       NON-COMPETITION.

                  a. During the Benefit Period, Executive shall not, directly or indirectly, do or suffer to be done any of the following: own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company's business; provided, however, that the ownership of



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not more than one percent of any class of publicly-traded securities of any entity shall not be deemed a violation of this Agreement. For purposes of this Agreement, the "Company's business" shall mean any business in which the Company actively engages now, and any business in which the Company has actively engaged in the two (2) year period prior to the date hereof, including, without limitation, the discovery and development of (i) products designed to inhibit post surgical scarring and adhesions, (ii) a proprietary monoclonal antibody to treat anti-inflammatory disorders and (iii) small molecule drug candidates to the modulate cognitive state of the nervous system and to treat symptoms of schizophrenia.

                  b. In the event Executive shall violate any provision of this Paragraph 3 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company's rights under Paragraph 8 of this Agreement.

                  c. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 3 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive. Executive further acknowledges that his obligations in this Paragraph 3 are made in consideration of, and are adequately supported by the payments by the Company to Executive described herein.

         4. NO SOLICITATION OF EMPLOYEES. Executive agrees that he will not:

                  (i) Employ, assist in employing, or otherwise associate in business with any person who is, or has been in the 12 month period prior to such individual's association with Executive an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the Company.

                  (ii) Induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

         5. RELEASE BY EXECUTIVE.

                  a. Executive for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses and forever discharges the Company from any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to (x) the obligations of the Company arising under this Agreement



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and (y) Executive's rights of indemnification by the Company, if any, pursuant to the Company's certificate of incorporation or by-laws or any agreement between the Company and Executive), against the Company ("claims"), including but not limited to:

                  (i) any and all claims, directly or indirectly, arising out of or relating to: (A) Executive's past employment or service with the Company; and (B) Executive's retirement and resignation as President and Chief Executive Officer of the Company and any other position described in Paragraph 1 of this Agreement.

                  (ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

                  (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

                  (iv) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his retirement and resignation; provided that he shall remain entitled to the amounts and benefits described in Paragraph 2 above. Executive agrees that he intends to release any and all workers compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

                  b. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 5. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

                  c.       Executive further understands and acknowledges that:

                  (i) The release provided for in this Paragraph 5, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

                  (ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 5, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully



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         understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                  (iii) He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

                  (iv) He may, within seven days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Chief Operating Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Operating Officer at the Company no later than the close of business on the seventh day after Executive executes this Agreement. If Executive does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Executive as set forth in Paragraph 2 of this Agreement.

                  d. Executive will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 5.

                  e. Executive and the Company acknowledge that his retirement and resignation is by mutual agreement between the Company and Executive, and that Executive waives and releases any claim that he has or may have to reemployment.

                  f. For purposes of the above provisions of this Paragraph 5, the "Company" shall include its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

         6. CONFIDENTIAL INFORMATION.

                  a. Executive acknowledges and agrees that in the performance of his duties as an officer and employee of the Company he was brought into frequent contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation:
(a) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (b) certain prospective customer and distributor information lists, etc., (c) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (d) product and material costs, (e) suppliers' and prospective suppliers' names, addresses and contracts, (f) future corporate planning data, (g) production methods and equipment, (h) marketing strategies, (i) the Company's financial results and business condition, (j) any of the foregoing which belong to any other person or company but to which Executive has had access by reason of his employment with the Company, (k) pre-clinical and clinical testing procedures and other related information, and (l) any other information which constitutes a "trade secret" under federal or state law. Such



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Confidential Information is more fully described in Subparagraph (b) of this
Paragraph 6. Executive acknowledges that the Confidential Information of the Company gained by Executive during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

                  b. Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Executive may have acquired such Confidential Information. Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Executive of confidential or proprietary or trade secret information after the termination of Executive's employment with and services for the Company shall constitute a misappropriation of the Company's Confidential Information.

                  c. Executive will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

                  d. Executive further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Executive generally known to the public or Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Executive's obligations under this Paragraph 6 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company under general legal or equitable principles or statutes.

         7. DISCLOSURE.

                  a. From the date of this Agreement through the end of the Benefit Period, Executive will communicate the contents of Paragraphs 3, 4, 6, 8.b., 9 and 11 of this Agreement to any person, firm, association, or corporation other than the Company which he intends to be employed by, associated in business with, or represent.

                  b. Executive shall take no action with respect to the Company's common stock that is in violation of the federal securities laws.



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         8. BREACH.

                  a. If Executive breaches any of the provisions of this Agreement (and in the case of a breach that is capable of being cured, fails to cure such breach within fifteen days after written notice by the Company to Executive specifying the circumstances that constitute such breach), then the Company may, at its sole option, immediately terminate all remaining payments and benefits described in this Agreement, including the vesting or exercisability of any stock options under Paragraph 2.b, and obtain reimbursement from Executive of all payments and benefits already provided pursuant to Paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

                  (i) Notwithstanding the foregoing, the Company will not terminate pursuant to Paragraph 8.a. above any benefits to which Executive is entitled under any tax-qualified retirement plan of the Company, and Executive's rights under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 as amended, if any, will not be reduced by any action taken by the Company under Paragraph 8.a. above.

                  (ii) Executive may challenge any Company action under Paragraph 8.a. above.

                  b. Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Paragraphs 3, 4, 6 and 7 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive's violation of any provision of Paragraphs 3, 4, 6 or 7 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

         9. CONTINUED AVAILABILITY AND COOPERATION.

                  a. Executive shall cooperate fully with the Company, the Company's counsel and the Company's insurer in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive's employment by the Company. This cooperation by Executive shall include, but not be limited to:

                  (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

                  (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

                  (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and



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                  (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

                  b. Executive shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Executive, or with the requirements of any third party with whom Executive has a business relationship permitted hereunder that provides remuneration to Executive. Executive shall not unreasonably withhold his availability for such cooperation.

         10. SUCCESSORS AND BINDING AGREEMENT.

                  a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

                  b. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

                  c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 10.

                  d. This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraphs (a) and (b) of this Paragraph 10, no third party shall have any rights hereunder.

         11. NON-DISCLOSURE; STATEMENTS TO THIRD PARTIES.

                  a. Except as otherwise provided in Paragraph 7, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Executive's spouse, if any, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Paragraphs 3 and 4 of this Agreement, but only to the extent required thereby), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be disclosed and described as well as filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

                  b. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Executive nor the Company shall, directly



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or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Executive further hereby agrees not: (i) to comment to others concerning the status, plans or prospects of the business of the Company, or (ii) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Subparagraph 11.b., the "Company" shall mean the Company and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

         12. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Chief Executive Officer) at its principal executive offices and to Executive at his principal residence, 16940 Catsden Road, Chagrin Falls, Ohio 44023, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

         13. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

         14. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

         15. GOVERNING LAW. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio. The parties agree that any and all disputes, controversies, or claims of whatever nature arising out of or relating to this agreement or breach thereof shall be resolved by a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

         16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.



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         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         18. CAPTIONS AND PARAGRAPH HEADINGS. Captions and Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

         19. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                                GLIATECH INC.



                                                By: /s/ Robert P. Pinkas
                                                    ------------------------




                                                Date: October 24, 2000
                                                      ----------------------




Witness: /s/ Cynthia M. Quinn                   /s/ Thomas O. Oesterling
         ---------------------------            ----------------------------
                                                Thomas O. Oesterling, Ph.D.



Date: October 24, 2000                          Date: October 24, 2000
      ------------------------------                  ----------------------







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